Republic Power Group Limited

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

Certificate Number

Shares

PAR VALUE $0.000625
ORDINARY SHARE

THIS CERTIFIES THAT

CUSIP NO.: G7523E 105

* SPECIMEN *

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARE PAR VALUE OF $0.000625 EACH OF

REPUBLIC POWER GROUP LIMITED

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


REPUBLIC POWER GROUP LIMITED
Corporate
Seal
BRITISH VIRGIN ISLANDS

LOI SAI BIN
Chairman

LONG ZIYANG
Executive Director

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112